SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PINNACLE AIRLINES CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To Our Stockholders:

On behalf of our Board of Directors and management, we are pleased to cordially invite you to attend the Pinnacle Airlines Corp. 2006 Annual Meeting of Stockholders. As indicated in the attached notice, the meeting will be held at the Hilton Memphis, 939 Ridgelake Blvd., Memphis, Tennessee on Wednesday, May 10, 2006, at 3:00 p.m. Central Time. At the meeting, in addition to acting on the matters described in the attached Proxy Statement, there will be an opportunity to discuss other matters of interest to you as a stockholder.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to vote, sign, date and mail the enclosed proxy card in the envelope provided, or to vote by telephone or internet according to the enclosed instructions.

Sincerely,

Stephen E. Gorman	Philip H. Trenary
Chairman of the Board	President, Chief Executive Officer and Director

April 10, 2006
Memphis, Tennessee

PINNACLE AIRLINES CORP.
1689 Nonconnah Blvd., Suite 111
Memphis, Tennessee 38132

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 10, 2006

To the Stockholders of Pinnacle Airlines Corp.:

The 2006 Annual Meeting of the Stockholders of Pinnacle Airlines Corp. (the “Company”) will be held at the Hilton Memphis, 939 Ridgelake Blvd., Memphis, Tennessee on Wednesday, May 10, 2006, at 3:00 p.m., Central Time, for the following purposes:

1.	To elect two Class II directors to serve a term expiring at the annual meeting of stockholders to be held in 2009;

2.	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2006; and

3.	To consider and act upon any other matters that may properly come before the annual meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 23, 2006 as the record date for determination of the stockholders authorized to receive notice of and to vote at the meeting.

By Order of the Board of Directors

Peter D. Hunt
Vice President, Chief Financial
Officer and Corporate Secretary

Memphis, Tennessee
April 10, 2006

Please authorize your proxy or direct your vote by internet or telephone as described in the enclosed proxy statement, even if you plan to attend the meeting in person. Alternatively, you may date, sign and mail the enclosed form of proxy and return it promptly by mail in the envelope provided. If you mail the proxy card, no postage is required if mailed in the United States. If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the enclosed proxy statement and vote in person on all matters properly brought before the meeting.

PINNACLE AIRLINES CORP.
1689 Nonconnah Blvd., Suite 111
Memphis, Tennessee 38132

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2006

General Information

Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Pinnacle Airlines Corp. (the “Company”) for use at the Annual Meeting of Stockholders to be held on Wednesday, May 10, 2006 at the Hilton Memphis, 939 Ridgelake Blvd., Memphis, Tennessee at 3:00 p.m., Central Time or any postponement or adjournment thereof (the “Annual Meeting”). This proxy statement and the accompanying proxy, which are accompanied by a copy of our 2005 Annual Report, are first being mailed or otherwise delivered to stockholders on or about April 10, 2006.

The cost of this solicitation, including all expenses incurred in preparing, printing and mailing this Proxy Statement will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by certain directors, officers and employees of the Company in person and by telephone. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. The Company also will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record. The Company will reimburse such persons for their expenses in connection therewith.

Voting of Proxies

Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares as soon as possible. Using the enclosed instructions, you are requested to vote, sign, date and mail your proxy using the postage-paid envelope provided. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted as recommended by the Board of Directors.

Outstanding Shares and Voting Rights

The Board of Directors has set March 23, 2006 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were outstanding 22,080,585 shares of Common Stock, par value $0.01 per share (the “Common Stock”) and one share of Series A Preferred Stock, stated value $100 per share (“Series A Preferred Stock”).

Common Stock.  Subject to certain limitations on voting by non-U.S. citizens discussed below, each share of the Company’s Common Stock is entitled to one vote per share on the matters proposed.

Series A Preferred Stock.  The Company currently has one share of its Series A Preferred Stock authorized, designated and outstanding. This share is owned by Northwest Airlines Corporation (“Northwest”). This share entitles Northwest to elect two members of the Company’s Board of Directors for one-year terms on an annual basis. Further, the Company may not take the following actions without the approval of Northwest:

•	enter into business combinations and change of control transactions with a third party;

•	sell or dispose of any capital stock of Pinnacle Airlines, Inc. or substantially all of the assets of the Company or any affiliates;

•	effect reorganizations and restructuring transactions;

•	acquire airline assets that generate annual revenues of $500 million or more;

•	increase the size of the Company’s Board of Directors;

•	agree to allow a major airline other than Northwest to appoint more than one director to the Company’s board;

•	approve any shareholder rights plan or the redemption of any rights issued there under;

•	amend the Company’s certificate of incorporation in a manner that would adversely affect the rights of the Series A Preferred Stockholder; or

•	enter into any definitive agreements relating to the foregoing matters.

The Company’s certificate of incorporation provides that no shares of its capital stock may be voted by or at the direction of persons who are not U.S. citizens unless such shares are registered on a separate stock record. The Company’s bylaws further provide that no shares will be registered on such separate stock record if the amount so registered would exceed U.S. foreign ownership restrictions. U.S. law currently limits to 25% the voting power in the Company (or any other U.S. airline) of persons who are not citizens of the U.S.

Revocation of Proxies

A proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by written notice to the Office of the Secretary of the Company, by delivery of a later-dated proxy, either by mail or by telephone, prior to the voting of the proxy, or by voting in person at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Quorum; Vote Required

A quorum of stockholders is necessary for a valid meeting. The required quorum for the transaction of business at the 2006 Annual Meeting is a majority of the total outstanding shares of Common Stock entitled to vote at the meeting, either present in person or represented by proxy. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, as would broker non-votes. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. The nature of Proposal 1, regarding the election of the Class II directors, allows brokers discretionary voting in the absence of timely instructions from beneficial owners, so there should not be any broker non-votes in connection with that Proposal. Abstentions and broker non-votes will have no effect on Proposal 2.

Shareholder Communications with Directors

Shareholder or interested party communications with the Board of Directors should be addressed to “Chairman of the Nominating and Governance Committee, c/o Corporate Secretary, 1689 Nonconnah Blvd., Suite 111, Memphis, Tennessee 38132.” Electronic communications should be sent to shareholdercommunications@nwairlink.com.

All communications so received will be opened by the office of our Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the Chairman of the Nominating and Governance Committee.

Directors are encouraged to attend the Annual Meeting of Stockholders.

Proposal 1:

ELECTION OF DIRECTORS

It is the intention of the persons named in the enclosed form of proxy, unless otherwise instructed, to vote duly executed proxies for the election of the nominees for director listed below. Pursuant to the Company’s bylaws, directors will be elected by a plurality of the votes duly cast at the stockholders meeting. If elected, the nominees will serve as Class II directors and will hold office until the Annual Meeting of Stockholders to be held in 2009 and until successors have been duly elected and qualified. The Company does not expect the nominees to be unavailable to serve for any reason, but if that should occur before the Annual Meeting, the Company anticipates that proxies will be voted for another nominee to be selected by the Board of Directors.

General

The Company’s Board of Directors currently consists of eight persons: three Class I directors with terms expiring at the 2008 Annual Meeting of Stockholders, two Class II directors with terms expiring at this 2006 Annual Meeting of Stockholders and three Class III directors with terms expiring at the 2007 Annual Meeting of Stockholders. Northwest, the holder of one share of Series A Preferred Stock, has the right to appoint two directors to the Board; however, those two positions remain vacant at this time. There is no family relationship between the nominees for directors and any other director or executive officer.

At the Annual Meeting, stockholders will vote on the nominees for Class II directors listed below. The nominees are currently the Company’s only Class II directors.

Information Concerning Common Stock Class II Directors Nominees

Class II Directors

Donald J. Breeding, age 71, has been a member of our Board of Directors since January 2003. Mr. Breeding has been President and Chief Executive Officer of Airline Management, LLC since 1997. From 1992 to 1997, he served as President, Chief Executive Officer and Director of Continental Micronesia, a majority owned subsidiary of Continental Airlines, and from 1988 to 1992 he served as Senior Vice President, Operations for Continental Airlines. Prior to joining Continental Airlines, he served in a number of executive positions for Eastern Airlines and Texas International Airlines. Mr. Breeding is also a Director of Reliant Energy.

R. Philip Shannon, age 58, has been a member of our Board of Directors since July 2003. He was an Assurance Partner with KPMG LLP from 1984 to 2001. Previously, he held other positions with the firm from 1972 to 1984. While with the firm, he served as a member of the National Industrial Products Committee and the Southeast Area Manufacturing Committee, and was Partner in Charge for the Southeast Area Industrial Products Group.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE, WHICH IS DESIGNATED AS PROPOSAL 1 ON THE ENCLOSED PROXY.

Other Common Stock Directors

Class I Directors

Ian Massey, age 55, was appointed to our Board of Directors in January 2006. Mr. Massey has been Executive Vice President at Republic Financial Corporation, a Denver-based investment company, since 2001. Mr. Massey oversees the activities of Republic’s Corporate Marketing & Communications, Private Equity and Aviation & Portfolio Groups, as well as the operations of Comergy, a Republic portfolio company. Mr. Massey graduated from

Loughborough University in England in 1973 with a degree in Aeronautical Engineering. From 1980 to 1991, he held several positions at British Aerospace, including divisional finance director in the regional aircraft division. From 1991 to 2001, he served as Chief Financial Officer at Airbus Industrie in Toulouse, France. Mr. Massey is also a member of the Board of Directors of Vought Aircraft Industries, Inc.

James E. McGehee, Jr., age 76, has been a member of our Board of Directors since March 2004 and has been Chairman and owner of McGehee Realty and Development Company, located in Memphis, Tennessee, since 1967. Mr. McGehee was Chairman of the Board and Chief Executive Officer for McGehee Mortgage Company from 1951 through 1985. Mr. McGehee served as Chairman for the Memphis-Shelby County Airport Authority Board of Commissioners from 1981 through 1996. Additional organizations he has served are National Commerce Financial Corporation’s Board of Directors, Rhodes College Board of Trustees, Baptist Memorial Hospital Advisory Board and the Campbell Clinic Foundation Board of Trustees.

Philip H. Trenary, age 51, has been a member of our Board of Directors since March 2004 and has been President and Chief Executive Officer of the Company since April 1997. Mr. Trenary was the founder of Lone Star Airlines and served as Chief Executive Officer of that company from 1984 to 1996.

Class III Directors

Stephen E. Gorman, age 50, has been Chairman of our Board of Directors since January 2003. Mr. Gorman has been President and Chief Executive Officer of Greyhound Lines, Inc. since June 2003. He was President, North America and Executive Vice President Operations Support at Krispy Kreme Doughnuts from August 2001 to June 2003. From 1996 to August 2001, Mr. Gorman served in a number of senior management positions for Northwest. He was Executive Vice President, Technical Operations and Flight Operations of Northwest from February 2001 to August 2001, Senior Vice President, Technical Operations from January 1999 to February 2001, and Vice President, Engine Maintenance Operations from 1996 to January 1999. Prior to joining Northwest, Mr. Gorman was Vice President, Operations for Aviall, Inc.

Thomas S. Schreier, Jr., age 43, has been a member of our Board of Directors since January 2003. Mr. Schreier has been Chief Executive Officer of U.S. Bancorp Asset Management since November 2000 and President of First American Funds since February 2001. From 1998 to November 2000, Mr. Schreier served as Senior Managing Director and Head of Equity Research for U.S. Bancorp Piper Jaffray, Inc. Prior to joining U.S. Bancorp Piper Jaffray, Inc., Mr. Schreier was a Senior Airline Equity Analyst and Director in the Equity Research department at Credit Suisse First Boston. He also served as Vice President of Finance for Northwest from May 1995 to August 1996.

Nicholas R. Tomassetti, age 70, has been a member of our Board of Directors since January 2003. Mr. Tomassetti has been President and Chief Executive Officer of NRT Associates since January 2002. From March 2000 through January 2002, he served as President and Chief Executive Officer of Airbus North America Holdings, Inc. and from 1994 to March 2000, he served as President and Chief Operating Officer of that company. Prior to joining Airbus, Mr. Tomassetti served in a number of executive positions for Douglas Aircraft Corporation and Pratt & Whitney. Mr. Tomassetti is also a Director of EarthFirst Technologies, Inc. and Pantheon Chemical, Inc.

No director will be deemed to be independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, directly or as an officer, share owner or partner of an organization that has a relationship with the Company. The Board observes all criteria for independence established by the National Association of Securities Dealers (“NASD”) and other governing laws and regulations.

In its annual review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company. As a result of this annual review, the Board has determined that all of the directors, with the exception of Mr. Trenary, are independent. Even though he is not independent, Mr. Trenary has contributed to the Board and the Company through his experience, expertise and judgment. Mr. Trenary is not independent because of his position as President and Chief Executive Officer of the Company.

Proposal 2:

RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors desires to continue to engage the services of Ernst & Young LLP (“E&Y”) for the year ending December 31, 2006. Accordingly, the Audit Committee has reappointed E&Y to audit the financial statements of the Company for 2006 and report on those financial statements. Stockholders are being asked to vote upon the ratification of the appointment.

All services provided by E&Y during the fiscal year 2005 were pre-approved by the Audit Committee. The aggregate fees billed by E&Y for various services provided during 2005 and 2004 were:

Type of Fees	2005	2004

Audit Fees	$931,778	$1,089,656
Audit-Related Fees	11,210	18,500
Tax Fees	49,720	—
All Other Fees	1,500	1,500
Total	$994,208	$1,109,656

In the above table, in accordance with SEC definitions and rules, “audit fees” are fees billed to the Company for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K and review of financial statements included in Forms 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements; “tax fees” are fees billed for tax compliance, tax advice and tax planning; and “all other fees” are fees billed for any services not included in the first three categories. Audit fees in 2005 and 2004 included billings of E&Y related to its annual audit of the Company’s financial statements and review of the Company’s quarterly financial statements. The 2005 and 2004 audit fees of E&Y also included billings associated with its audit of management’s report on the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”).

Representatives of E&Y will be present at the Meeting and will be available to respond to appropriate questions and make a statement should they so desire.

Vote Required For Ratification

The Audit Committee is responsible for selecting the Company’s independent registered public accounting firm. Accordingly, stockholder approval is not required to appoint E&Y as the Company’s independent registered public accounting firm for 2006. The Board of Directors believes, however, that submitting the appointment of E&Y to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will reconsider their appointment and review its future selection of the independent registered public accounting firm.

The ratification of the appointment of E&Y as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, WHICH IS DESIGNATED AS PROPOSAL 2 ON THE ENCLOSED PROXY.

OTHER MATTERS

We have not received notice as required under our bylaws of any other matters to be proposed at the meeting. Consequently, the only matters to be acted on at the meeting are those described in this proxy statement, along with any necessary procedural matters related to the meeting. As to procedural matters, or any other matters that are determined to be properly brought before the meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.

BOARD OF DIRECTORS

Committees Established by the Board

The Board of Directors has established standing committees to assist it in the discharge of its responsibilities. The principal committees, their current members and the principal responsibilities of each are described below.

During 2005, the Board of Directors met 26 times and its standing committees met a total of 42 times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of each committee of which he was a member, which were held during the period that person was a director or committee member.

The Audit Committee

The Board of Directors has adopted a written charter for the Audit Committee. The members of the Audit Committee are Messrs. Shannon, Chairman of the Committee, Massey and Schreier. Each of the committee members is independent as defined under and required by the federal securities laws and NASD listing standards. Additionally, the Board of Directors has determined that Mr. Shannon qualifies as an audit committee financial expert under the federal securities laws. The Audit Committee met 13 times during fiscal 2005. The Audit Committee’s principal duties are:

•	to retain, compensate, oversee and terminate any registered public accounting firm in connection with the preparation or issuance of an audit report (and to seek stockholder ratification of the firm so retained);

•	to approve all audit services and any permissible non-audit services provided by the independent auditors;

•	to receive the direct reports from any registered public accounting firm engaged to prepare or issue an audit report;

•	to review and discuss annual audited and quarterly unaudited financial statements with management and the independent auditors;

•	to review with management and the independent auditors the report of management on the effectiveness of the Company’s internal control over financial reporting as required by Sarbanes-Oxley;

•	to review with the independent auditor any audit problems and management’s response;

•	to discuss earnings releases, financial information and earnings guidance provided to analysts and rating agencies;

•	to meet periodically and separately with management, internal auditors and the independent auditors;

•	to establish procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters;

•	to obtain and review, at least annually, an independent auditors’ report describing the independent auditors’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent auditors or any inquiry by governmental authorities; and

•	to report regularly to our full Board of Directors with respect to any issues raised by the foregoing.

Report of the Audit Committee

The Audit Committee has reviewed and discussed our audited financial statements with management, which has primary responsibility for the preparation of those financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, the Sarbanes-Oxley Act of 2002 and other matters required by the Audit Committee’s charter. The Audit Committee has received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed the independence of the independent accountants. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission (“SEC”).

Audit Committee
R. Philip Shannon, Chairman
Ian Massey
Thomas S. Schreier, Jr.

The Compensation Committee

The Compensation Committee of the Board of Directors, which met nine times during the Company’s latest fiscal year, is composed of Messrs. Tomassetti, Chairman of the Compensation Committee, Breeding and McGehee, all of whom are independent as defined under NASD listing standards.

The principal duties of the Compensation Committee are as follows:

•	to review key employee compensation policies, plans and programs;

•	to review, approve and recommend to the Board the compensation of the Company’s CEO and the other executive officers of the Company and its subsidiaries;

•	to review, approve and recommend to the Board any employment contracts or similar arrangement between the Company and any executive officer of the Company;

•	to review and recommend to the Board with respect to succession planning for officers and senior employees;

•	to review and consult with the Company’s CEO concerning selection of officers, management succession planning, performance of individual executives and related matters; and

•	to administer our stock plans, incentive compensation plan programs and any such plans that the Board may from time to time adopt and to exercise all the powers, duties and responsibilities of the Board of Directors with respect to such plans.

All particular compensation levels, goals, objectives, plans, policies and programs recommended by the Compensation Committee are subject to approval by the Board before implementation by the Company.

Report of the Compensation Committee on Executive Compensation

Policy.  The objectives of the Company’s executive compensation programs are (i) to attract and retain the best and most qualified executives, (ii) to motivate executives to achieve the Company’s goals, (iii) to link executive and stockholder interests through the use of equity-based compensation, and (iv) to compensate executives competitively and in a manner that recognizes both corporate and individual contributions.

Each year, the Compensation Committee reviews the Company’s executive compensation policies and programs and the overall compensation paid to the Company’s executive officers. The Compensation Committee approves all base salary changes and determines the number and amount of long-term incentive awards for the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and Chief Operating Officer (“COO”). The

Compensation Committee regularly reviews competitive market compensation data to establish total target compensation levels for the Company’s executives. In evaluating executive compensation, including the determination of competitive market data, the Compensation Committee periodically obtains the advice of independent consultants. The Compensation Committee and its consultants also review compensation for executives in non-airline companies with characteristics deemed to be comparable to those of the Company. The Compensation Committee and its consultants also consider the comparable executive compensation of other publicly-traded regional airlines, including some of the airlines in the airline industry index shown in the Performance Graph.

In 2004, the Compensation Committee, with the assistance of its independent consultants, completed a comprehensive evaluation of the Company’s compensation plan for its executive officers. The evaluation, which included a review of competitive market data, resulted in various changes to the Company’s current compensation plan including the amount and mix of the base salary, incentive cash compensation and incentive stock compensation for each executive officer.

The Company entered into employment agreements with Messrs. Trenary, Hunt and Shockey in August 2005, which entitle each executive to receive a base salary which may be modified by the Board of Directors and to participate in any of the Company’s incentive compensation programs and in benefit plans for management employees. These agreements were entered into after the Compensation Committee completed a lengthy and thorough review of various factors, including the compensation arrangements of executive officers of other regional carriers.

There are three basic components to the Company’s executive compensation programs: base salary, annual incentive compensation and long-term incentive compensation (including equity participation).

Base Salaries.  The Compensation Committee believes it is crucial for the Company to provide executive salaries within a competitive market range in order to attract and retain highly talented executives. The specific competitive markets considered depend on the nature and level of the positions in question, the labor markets from which qualified individuals are recruited, and the companies and industries competing for the services of the Company’s executives. Base salary levels are also dependent on the performance of each individual executive over time. Thus, executives who sustain higher levels of performance over time will have correspondingly higher salaries. Salary adjustments are based on competitive market salaries and general levels of market increases in salaries, individual performance, overall financial results and changes in job duties and responsibilities. All base salary increases are based on a philosophy of relative salary equity, market demand and pay-for-performance.

Annual Incentive Compensation.  The Company’s Annual Management Bonus Plan provides for the payment of cash incentive awards to participants based on the achievement of certain corporate, operational unit and personal performance goals for the year. The corporate component of the incentive plan requires that the Company achieve a pre-determined level of income before income taxes, which is established by the Compensation Committee based on the Company’s operating budget for the year, as approved by the Board of Directors. The operational unit component is based on certain operational objectives for the respective unit, which are established at the beginning of each year. The personal component is based on the participant’s performance relative to his or her individual performance objectives for the year, which are weighted to reflect their relative priority. Each year, the Compensation Committee establishes the performance objectives for the CEO, CFO and COO.

The cash incentive payment for 2005 to each of the Named Executive Officers is shown in the “Bonus” column of the Summary Compensation Table.

Long-Term Incentive Compensation.  Under the Company’s stock incentive plans, the Compensation Committee may grant stock options and other stock-based awards to officers and key employees of the Company. This equity participation is designed to align the interests of the employees receiving stock awards and the Company’s stockholders over the long term and is used as a retention tool. The Company’s long-term equity-based compensation program consists primarily of stock option grants that vest over a multi-year period. In addition to stock options, awards of restricted stock, deferred stock and restricted units may be made on a selective basis to individual executives in order to enhance the incentive for them to remain with the Company. The Company periodically grants new awards to provide continuing incentives for future performance. Like base salary and the annual incentive payments, award levels are set with regard to competitive considerations, and each individual’s actual award is based upon the individual’s performance, potential for increased responsibility and contributions, leadership ability and commitment to the Company’s strategic efforts.

The Company’s grant of restricted stock to executive officers during 2004 followed the above noted review conducted by the Compensation Committee and its independent consultants of the Company’s executive compensation and competitive market data. The Company did not grant any restricted stock or options to its executive officers or directors in 2005.

In January 2006, the Company granted 135,235 shares of restricted stock to its executive officers and members of its Board of Directors and 292,039 stock options to its executive officers, members of its Board of Directors and certain other employees, respecting the performance of the directors, employees and the Company in 2004 and 2005. Both the restricted stock and option grants vest ratably over a three year period and the options expire ten years from the grant date.

CEO Compensation.  During 2005, Mr. Trenary received a base salary of $340,181 and a cash incentive payment of $225,000. In reviewing and approving the compensation package for Mr. Trenary, the Compensation Committee considered the qualitative and quantitative factors listed above in “Base Salaries” and “Annual Incentive Compensation.” Effective January 1, 2005, Mr. Trenary’s base salary was increased to $342,000. Mr. Trenary’s compensation and the grant of equity in January 2006 in respect of 2004 and 2005 were based on a review of the Company’s executive compensation and competitive market data that was conducted by the Compensation Committee and its independent consultants. In establishing Mr. Trenary’s compensation, the Compensation Committee also considered his expected future contributions to the Company’s performance.

Compliance with the $1 Million Limit on Deductible Compensation.  In 1993, Section 162(m) of the Internal Revenue Code was enacted which denies a publicly held corporation, such as the Company, a federal income tax deduction for compensation in excess of $1 million in a taxable year paid to each of its chief executive officer and the four other most highly compensated executive officers. Certain “performance based” compensation, such as stock options awarded at fair market value, is not subject to the limitation on deductibility provided that certain stockholder approval and independent director requirements are met.

To the extent consistent with the Company’s compensation policies and the Compensation Committee’s assessment of the interests of stockholders, the Company intends to design its executive compensation programs to preserve its ability to deduct compensation paid to executives under these programs. However, the Compensation Committee will balance the costs and burdens involved in compliance with the limitations for deductibility contained in Section 162(m) against the value of the tax benefits to be obtained by the Company thereby, and will in certain instances pay compensation that is not fully deductible if in its determination such costs and burdens outweigh such tax benefits.

Compensation Committee
Nicholas R. Tomassetti, Chairman
Donald J. Breeding
James E. McGehee, Jr.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors administers the Company’s executive compensation programs. The committee is currently composed of three independent directors, Messrs. Breeding, McGehee and Tomassetti, and no member of the committee is or has been an officer or employee of the Company or any of its subsidiaries.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating Committee”), which met six times during the Company’s latest fiscal year, recommends nominees for election to the Board by the stockholders at the annual meeting, makes recommendations to the Board of Directors regarding corporate governance matters and practices, including on-going director education, and oversees periodic self-

assessments of the Board, its individual members and each of its committees. The Nominating Committee operates in accordance with its charter. The Nominating Committee is composed of Messrs. Breeding, Chairman of the Committee, Massey and Tomassetti, all of whom are independent as defined under NASD listing standards.

The Nominating Committee identifies candidates for nominees based upon both its criteria for evaluation and the candidate’s previous service on the Board. Additionally, the Nominating Committee may use the services of a search company in identifying nominees. Although the Nominating Committee has not determined specific minimum qualifications for its nominees, it evaluates candidates that it has identified based upon:

•	character, personal and professional ethics, integrity and values;

•	executive level business experience and acumen;

•	relevant business experience or knowledge (although preference may be shown for experience in or knowledge of the aviation and travel/leisure industries, it is not a prerequisite);

•	skills and expertise necessary to make significant contributions to the Company, its Board and its stockholders;

•	business judgment;

•	availability and willingness to serve on the Board;

•	independence requirements of the NASDAQ Stock Market;

•	potential conflicts of interest with the Company or its stockholders taken as a whole; and

•	accomplishment within the candidate’s own field.

The Nominating Committee has adopted a policy with regard to considering a shareholder’s nominee. To submit a nominee for consideration, a shareholder must provide to the Nominating Committee:

•	proof of the shareholder’s eligibility to submit proposals in accordance with Rule 14a-8(b) of the Exchange Act of 1934, as amended;

•	a complete description of the candidate’s qualifications, experience and background; and

•	the candidate’s signed consent to serve on the Board.

In general, the Nominating Committee will evaluate a candidate identified by a shareholder using the same standards as it uses for candidates it identifies. Before recommending a shareholder’s candidate, the Nominating Committee may also:

•	consider whether the shareholder candidate will significantly add to the range of talents, skills and expertise of the Board;

•	conduct appropriate verifications of the background of the candidate; or

•	interview the candidate or ask the candidate for additional information.

The Nominating Committee has full discretion not to include a shareholder’s candidate in its recommendation of nominees to the Board. If the Nominating Committee does not recommend a shareholder’s candidate to the Board, it will not make public the reason or reasons for its decision.

The Finance Committee

The Finance Committee of the Board of Directors, which met nine times during the Company’s latest fiscal year, is composed of Messrs. Schreier, Chairman of the Committee, Gorman and McGehee. The principal duties of the Finance Committee are as follows:

•	to review all capital expenditures on behalf of the Company in excess of $250,000. The Finance Committee will have the authority to approve all transactions involving capital expenditures on behalf of the Company that are in excess of $250,000 but less than $1 million. The Finance Committee will make recommendations to the Board of Directors regarding any transaction involving capital expenditures of $1 million or greater;

•	to review and make recommendations to the Board of Directors regarding the following:

(1) our annual operating and capital budget;

(2)	all forms of major financing, including the issuance of securities, corporate borrowings and investments and lease financing; and

(3) our dividend policy and any stock repurchase program; and

•	to review and consult with management regarding the following:

(1) our financial planning activities, capital structure, financial condition and liquidity requirements;

(2) our financial risk management policies; and

(3)	our investment policies other than investment policies and funding requirements with respect to our employee benefit plans.

The Operational Performance and Safety Committee

The Operational Performance and Safety Committee of the Board of Directors met five times during the year and is comprised of Messrs. Gorman, Chairman of the Committee, and Breeding. The Board of Directors has authorized the Operational Performance and Safety Committee to review all information that the Company has available regarding, and to speak with all Company personnel, agents and vendors involved in, its operational performance and its safety and security efforts. Based upon that input, the Committee is authorized to make recommendations to management in those arenas and to report its findings and recommendations to the Board of Directors.

Compensation of Directors

Each director who is not a salaried officer or employee of the Company receives an annual retainer fee of $25,000, an annual grant with an expected value of $35,000, in a mix of 50/50 restricted stock and stock options (based on value), with the options vesting in one year and having a 10-year term to exercise, a meeting attendance fee of $1,500 per meeting of the Board of Directors, the Compensation Committee, the Nominating Committee and the Finance Committee and $2,500 per meeting of the Audit Committee and reimbursement of all out-of-pocket expenses incurred in performance of the director’s duties. Directors receive an amount equal to half of the meeting attendance fee for all telephonic Board of Directors and committee meetings. The Chairman of the Company’s Board of Directors receives an additional $50,000 annual retainer fee, the Chairman of the Audit Committee is paid an additional $20,000, and the Chairman of the Compensation Committee and the Chairman of the Nominating Committee are paid an additional $10,000.

In addition, each independent director receives flight benefits on the Company’s flights during his or her term as a director, permitting positive space travel on the Company’s flights by the director and the director’s family, as well as passes permitting positive space travel on Northwest. Such flight benefits for personal travel represent taxable income for each director at a value determined by the Company in accordance with industry standards. During 2005, the value the Company imputed for the use of such flight benefits varied by director, but did not exceed $7,000 for any of the outside directors.

EXECUTIVE OFFICERS

The following is a brief discussion of the business experience of the Company’s executive officers who do not also serve on the Board of Directors:

Douglas W. Shockey, age 47, has been Vice President and Chief Operating Officer since September 2002. Mr. Shockey was Vice President, Maintenance and Engineering from December 1995 to August 2002. Prior to joining the Company, Mr. Shockey was Vice President, Maintenance and Engineering for Flagship Airlines from 1988 to 1995. Previously, Mr. Shockey was also Vice President for Air Midwest from 1984 to 1988.

Peter D. Hunt, age 36, has been Vice President and Chief Financial Officer since December 2004. Prior to joining the Company, Mr. Hunt was Managing Director, Corporate Finance at Continental Airlines, Inc. from 2000 to 2004. Mr. Hunt also served in several finance positions of increasing responsibility at Continental Airlines, Inc. from 1996 to 2000, including Director, Financial Analysis. Prior to joining Continental, Mr. Hunt was employed with BDO Seidman, LLP.

Barry G. Baker, age 46, has been Vice President, Maintenance and Engineering since September 2002. Mr. Baker joined the Company in January 1996 and served as the Director of Maintenance from April 1999 through August 2002. Prior to joining the Company, Mr. Baker was the Manager of Maintenance Operations for Flagship Airlines from 1988 to 1996. Previously, Mr. Baker held various positions at A V Air, Inc. from 1985 to 1988.

Edgar C. Fell, age 62, has been Vice President, Safety and Regulatory Compliance since June 1998. Prior to joining the Company, Mr. Fell held various management positions with the Federal Aviation Administration from 1980 to 1998, most recently serving as Director, Flight Program Oversight from 1997 to 1998.

Robert W. Lowe, age 58, has been Vice President, Customer Service since July 1997. Prior to joining the Company, Mr. Lowe spent a year at Lone Star/Aspen Mountain Air as its Director of Stations and Security. Previously, Mr. Lowe served Continental Airlines in various customer service management positions from 1971 to 1996.

D. Philip Reed, Jr., age 50, has been Vice President, Marketing and In-Flight Services since May 1995. Prior to joining the Company, Mr. Reed was Senior Vice President, Sales & Marketing for Traveline Consortium from 1994 to 1995. Previously, Mr. Reed held various sales management positions with Eastern Airlines and Continental Airlines from 1985 to 1994, and with Eastern Airlines in the In-Flight Department from 1979 to 1985.

Clive A. Seal, age 61, has been Vice President, Flight Operations since April 2005. Previously, Mr. Seal held several positions at Federal Express, where he spent 32 years. He began his career as a line pilot, progressing to Chief Pilot, Director of Operations and spent ten years as Vice President, Flight Operations.

Nikki M. Tinker, age 35, has been Vice President, Labor Relations since April 2004. Prior to joining the Company, Ms. Tinker served as an attorney for Ford & Harrison LLP working in all aspects of labor and employment law. Ms. Tinker is a member of the Bar in Alabama, Tennessee and the District of Columbia and is admitted to practice before the United States Supreme Court. Ms. Tinker is currently on a leave of absence from the Company.

Compensation of Executive Officers

The following tables set forth information regarding the total compensation paid to our CEO, the four other most highly compensated executives during 2005, (collectively, the “Named Executive Officers”) during each of the last three fiscal years, the number of shares of common stock subject to options granted to them and the number of shares available for future issuance (before amendment of the 2003 Plan).

Summary Compensation Table

				Long-Term Compensation
		Annual Compensation		Restricted	Securities	All Other
		Salary	Bonus($)	Stock	Underlying	Compensation($)
Name and Principal Position	Year	($)	See Note(1)	Awards($)(2)	Options(#)	See Note(3)

Philip H. Trenary	2005	340,161	225,000	—	—	10,500
President and Chief	2004	314,995	174,822	130,080	—	10,516
Executive Officer	2003	294,558	179,952	—	262,700	10,376
Douglas W. Shockey	2005	189,600	94,989	—	—	9,365
Vice President and Chief	2004	174,990	80,933	108,400	—	10,423
Operating Officer	2003	166,858	100,057	—	131,350	10,133
Peter D. Hunt(4)	2005	166,729	114,532	—	—	10,500
Vice President and Chief	2004	—	50,000	—	—	—
Financial Officer	2003	—	—	—	—	—
Edgar C. Fell	2005	135,970	27,534	—	—	8,575
Vice President, Safety and	2004	141,362	19,966	27,100	—	8,724
Regulatory Compliance	2003	120,806	48,404	—	36,500	8,982
Barry G. Baker	2005	128,235	31,308	—	—	8,004
Vice President, Maintenance	2004	121,179	21,234	54,200	—	7,314
and Engineering	2003	110,756	46,315	—	36,500	7,740

(1)	The amounts shown represent payments under the Pinnacle Airlines, Inc. Annual Management Bonus Plan and the annual cash retention payment.

(2)	The restricted stock was granted on October 29, 2004, and vested one year from the grant date. The stock had a fair market value of $10.84 on the grant date. The Named Executive Officers’ restricted share holdings (aggregate number and value) as of December 31, 2005, are as follows: Mr. Trenary, 12,000 shares, $80,040; Mr. Shockey, 10,000 shares, $66,700; Mr. Fell, 2,500 shares, $16,675; Mr. Baker, 5,000 shares, $33,350.

(3)	The amounts shown represent Company contributions to the 401(k) retirement plan.

(4)	Mr. Hunt joined the Company during December 2004.

There were no option grants to the Named Executive Officers in 2005. In January 2006, the Company granted 135,235 shares of restricted stock to its executive officers and members of its Board of Directors and 292,039 stock options to its executive officers, members of its Board of Directors and certain other employees, respecting the performance of the executives and the Company in 2004 and 2005. Both the restricted stock and option grants vest ratably over a three year period and the options expire ten years from the grant date.

Aggregated Option Exercises in 2005 and Year-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired on	Value	Options at Fiscal Year-End		Fiscal Year-End(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Philip H. Trenary	—	—	262,700	—	—	—
Douglas W. Shockey	—	—	131,350	—	—	—
Peter D. Hunt	—	—	—	—	—	—
Edgar C. Fell	—	—	36,500	—	—	—
Barry G. Baker	—	—	36,500	—	—	—

(1)	As of December 31, 2005, there were no outstanding unexercised in-the-money options.

Securities Authorized for Issuance under Equity Compensation Plans

Weighted averaged
	Number of securities	exercise price of
	to be issued upon	outstanding	Number of securities
	exercise of outstanding	options, warrants,	remaining available for
Plan Category	options, warrants, and rights	and rights	future issuance

Equity compensation plans approved by security holders	643,350	$13.87	1,463,350
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Employment Contracts

The Company entered into employment agreements with Messrs. Trenary, Hunt and Shockey in August 2005, which entitle each executive to receive a base salary which may be modified by the Board of Directors and to participate in any of the Company’s incentive compensation programs and in benefit plans for management employees. The Compensation Agreements have no set term of duration and each executive’s employment under his agreement is terminable by either party for any reason upon 30 days’ written notice. Under each agreement, in the event of a termination of the executive’s employment by the Company other than for ”cause” (as defined in the Compensation Agreements) or by the executive for “good reason” (as defined in the Compensation Agreements), subject to the executive’s execution of a general release, the executive will receive (i) a severance payment equal to the sum of one-and-one-half (1.5) times (2.0 times for Mr. Trenary) the executive’s annual base salary (except in the event of certain terminations upon a change in control of the Company, in which event it is 2.0 times for all three executives) and (ii) the target incentive bonus the executive would have received with respect to the year of termination. In the event of such a termination, the executive will continue to receive coverage under the Company’s medical and dental plans until the earlier of the second anniversary of the executive’s termination of employment or the date the executive is employed by a new employer.

Each executive also is subject to one-year covenants not to compete with the Company, subject to certain conditions, or to solicit its employees upon termination of his employment with the Company, as well as covenants not to reveal the Company’s confidential information or disparage the Company during the term of employment or thereafter. Notwithstanding the provisions of the agreements, each executive agrees that any payments or benefits not permitted by the Air Transportation Safety and System Stabilization Act will be deferred until allowed under the Act and to the extent the Act does not permit deferral of any payments or benefits, the payments and benefits will not exceed the maximum amount allowed under the Act.

In November 2005, the Company entered into a separation agreement with Alice G. Pennington, Vice President of Human Resources, who left the Company to pursue other business opportunities. Under the separation agreement, the Company agreed to pay Ms. Pennington’s accrued base salary, bonus and deferred vacation time and severance of $109,346 payable in twenty six installments. The Agreement also contained various covenants of Ms. Pennington for the benefit of the Company.

Performance Graph

The following graph compares the cumulative total return on the Company’s common stock with the cumulative total returns (assuming reinvestment of dividends) on the American Stock Exchange Airline Industry Index and the NASDAQ Composite Index as if $100 were invested in our common stock and each of those indices on November 25, 2003, the date of the Company’s initial public offering.

	11/25/2003	12/31/2003	12/31/2004	12/31/2005
Pinnacle Airlines Corp.	$100.00	$99.21	$99.57	$47.64
American Stock Exchange Airline Industry Index	$100.00	$95.06	$93.06	$84.31
NASDAQ Composite Index	$100.00	$103.10	$111.96	$113.50

Certain Relationships and Related Transactions

Northwest is a related party of the Company. The Company generates substantially all of its revenue from its Airline Services Agreement (“ASA”) with Northwest under which the Company uses the “NW” two-letter designator code in displaying its schedules on all flights in the automated airline reservation systems used throughout the industry. Under this agreement, the Company uses the name “Northwest Airlink.” Northwest leases the Company all of its regional jets, and is the owner of 2,492,060 shares of the Company’s Common Stock and the Company’s Series A Preferred Stock, which, among other things, provides Northwest the right to annually select two of the Company’s directors for one-year terms. Those two positions remain vacant at this time. As noted in the earlier discussion of outstanding shares and voting rights, certain actions may not be taken by the Company’s Board of Directors without the approval of Northwest.

On September 14, 2005, Northwest filed for protection under Chapter 11 of the United States Bankruptcy Code. Pursuant to the terms of a ground handling agreement with Northwest, the Company provides certain ground handling functions to Mesaba Aviation, Inc. (“Mesaba”), another regional airline that also provides airline capacity to Northwest. Northwest owns 27.5% of the common stock of MAIR Holdings, Inc., the holding company of Mesaba. On October 13, 2005, Mesaba filed for bankruptcy protection. The Company is a claimant in each of these bankruptcy cases.

As discussed more fully in the Company’s annual report on Form 10-K, Northwest’s bankruptcy filing has had a profound impact on the Company. As a result of the automatic stay imposed by the bankruptcy court, the Company did not receive payments totaling approximately $51.3 million (net of amounts owed to Northwest) related to services provided to Northwest prior to its bankruptcy filing. In September 2005, Northwest requested that the Company remove 15 CRJ aircraft from service. These aircraft were removed from the fleet effective November 1, 2005, reducing the total operating CRJ fleet from 139 to 124 aircraft. Northwest has subsequently rejected its primary lease agreements with third party lessors on these 15 aircraft, and returned the aircraft to such lessors. The Company has requested that Northwest return $2.6 million in security deposits related to the 15 aircraft, although Northwest has not done so. Further, the Company expects that Northwest will request substantial modifications to the ASA as a condition to any agreement to assume the ASA during its bankruptcy reorganization.

The Company leases 11 Saab turboprop aircraft and two spare engines from a third party that, pursuant to the terms of the ASA with Northwest, are subleased to Mesaba. As part of its reorganization proceedings, Mesaba has rejected the subleases and returned the aircraft and spare engines to the Company. The Company currently has possession of the aircraft and is evaluating options to minimize the negative financial impact of their return by subleasing them to another operator. The ASA provides that the Saab rental expenses, net of sublease rental income, are treated as a reimbursable expense from Northwest in the current period to which they relate. The Company has requested that Northwest pay for the ongoing Saab rental expenses as part of the monthly payments it makes to the Company under the ASA. Northwest has indicated that it does not intend to pay the Company these amounts. The Company will continue to pursue all claims related to the Saab aircraft that it may have against both Northwest and Mesaba.

For the years ending December 31, 2005, 2004 and 2003, the Company recorded revenue of approximately $3,915,000 $2,111,000 and $6,010,000 respectively, for providing these services to Mesaba. As provided in the agreement, certain amounts earned by the Company in providing these services are paid by Northwest. Of the amounts noted above for other revenue for the years ending December 31, 2005, 2004 and 2003, approximately $2,230,000, $950,000 and $2,020,000, respectively, were paid by Northwest. The Company obtains ground handling and landing fee services from Mesaba at certain cities where Mesaba has existing operations. Ground handling services obtained from Mesaba for the years ended December 31, 2005, 2004 and 2003 totaled $16,878,000, $15,621,000 and $13,196,000, respectively.

The following is a summary of other amounts related to Northwest during the past three years (in thousands):

	Years Ended December 31,
	2005	2004	2003

Revenue:
Regional airline services revenue	$833,125	$631,504	$450,611
Other revenue	5,873	2,380	2,020
Expenses:
Aircraft fuel	111,993	83,061	53,909
Aircraft rentals	277,914	209,047	136,273
Other rentals and landing fees	11,250	11,250	11,250
Ground handling services	66,671	46,112	32,069
Other	2,623	394	275
Provision for losses associated with the Northwest bankruptcy filing	51,523	—	—
Interest expense	463	4,765	7,176

Net amounts due from Northwest as of December 31, 2005 and 2004 were $28,630,000 and $22,894,000, respectively, and are included in receivables in the Company’s consolidated balance sheets. Net amounts due to Northwest as of December 31, 2005 and 2004 were $4,266,000 and $1,061,000, respectively, and are included in accounts payable and accrued expenses in the Company’s consolidated balance sheets.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director, executive officer (and, for a specified period, certain former directors and executive officers) and each holder of more than ten percent of a class of our equity securities is required to report to the SEC his or her pertinent position or relationship, as well as transactions in those securities, by specified dates. Based solely upon a review of filings with the SEC and written representations that no other reports were required, the Company believes that all of the Company’s directors and executive officers complied during fiscal year 2005 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, with the exception that Mr. Breeding failed to timely file a Form 3 to report his sale of 1,000 share of the Company’s Common Stock in November 2005. This late filing resulted from an administrative oversight and the appropriate form has now been filed with the SEC.

Beneficial Ownership by Certain Persons

The following table sets forth, as of March 23, 2006, information with respect to persons owning beneficially (to our knowledge) more than five percent of our Common Stock:

Name and Address of Beneficial Holder	Number of Shares	Percent of Class(1)

Barclays Global Investors Trust and
Banking Company Limited
Ebisu Prime Square Tower 8th Floor
1-1-39 HirooShibuya-Ku
Tokyo 150-0012 Japan	3,182,516	14.4	%(2)
Capital Group International, Inc.
11100 Santa Monica Blvd.
Los Angeles, CA 90025	2,702,900	12.2	%(3)
Northwest Airlines Corporation
2700 Lone Oak Parkway
Eagan, MN 55121	2,492,060	11.4	%(4)
UBS AG
Bahnhofstrasse 45
PO Box CH-8021
Zurich, Switzerland	2,280,060	10.3	%(5)
Green River Management I, LLC
610 Fifty Avenue, Suite 305
New York, NY 10020	1,628,825	7.4	%(6)
The Pabrai Investment Fund II, LP
114 Pacifica
Suite 240
Irvine, CA 92618	1,360,500	6.2	%(7)

(1)	Based on 22,080,585 shares of Common Stock outstanding on March 23, 2006.

(2)	Based on a Schedule 13G filed January 26, 2006 by Barclays Global Investors, NA, which reported that as of December 31, 2005, it had sole power to vote or direct the vote of 2,779,759 and sole power to dispose or direct the disposition of 2,977,399 shares; that Barclays Global Fund Advisors had sole power to vote or direct the vote of and sole power to dispose or direct the disposition of 205,117 shares; and that Barclays Global Investors Japan Trust and Banking Company Limited had sole power to vote or direct the vote of 2,984,876 and sole power to dispose or direct the disposition of 3,182,516 shares.

(3)	This information is based on Amendment 3 to Schedule 13G filed on February 9, 2006 by Capital Group International, Inc. (“CGII”), which reported that as of December 31, 2005, it was deemed by virtue of Rule 13d-3 of the Securities Exchange Act of 1934 to have beneficial ownership of 2,702,900 shares, with the sole power to vote or direct the vote of 1,535,100 shares and sole power to dispose or direct the disposition of 2,702,900 shares. Capital Guardian Trust Company, a wholly owned subsidiary of CGII (“CGTC”), is deemed to be the beneficial owner of 2,406,100 shares, with the sole power to vote or direct the vote of 1,277,400 shares and sole power to dispose or direct the disposition of 2,406,100 shares. Neither CGII nor CGTC reported shared voting power or shared dispositive power over such shares.

(4)	This information is based on a Schedule 13G filed on February 12, 2004 by Northwest Airlines Corporation, which reported that as of December 31, 2003, it had sole power to vote or direct the vote, and sole power to dispose or direct the disposition of 2,492,060 shares. It reported no shared voting power or shared dispositive power over such shares.

(5)	This information is based on Amendment 5 to Schedule 13G filed on February 15, 2006 by UBS AG, which reported that as of December 31, 2005, it had sole power to vote or direct the vote of 1,821,819 shares and shared power to dispose or direct disposition of 2,280,060 shares; that UBS Americas, Inc. had sole power to vote or direct the vote of 1,480,519 shares and shared power to dispose or direct disposition of 1,938,760 shares; and that UBS Global Asset Management (Americas) Inc. had sole power to vote or direct the vote of 1,384,119 shares and shared power to dispose or direct disposition of 1,842,360 shares. Each of UBS AG, UBS Americas, Inc. and UBS Global Asset Management (Americas) Inc. disclaim beneficial ownership.

(6)	This information is based on a Schedule 13G filed on February 14, 2006 by Green River Management I, LLC, which reported that as of December 31, 2005, Green River Management, L.L.C. (“Green River”), as the general partner of Green River Management I, L.L.C. and Green River Management II, L.L.C., had the sole power to vote and dispose of the 651,031 Common Shares held by Green River I and Green River II; that Green River Offshore Management, L.L.C., as the investment manager of Green River Offshore, L.L.C., had the sole power to vote and dispose of the 977,794 shares held by Green River Offshore, L.L.C.; and that as the principal of Green River, Mark McGrath had the power to direct the vote and disposition of the 1,628,825 shares beneficially owned by Green River.

(7)	This information is based on Schedule 13G filed on January 27, 2006 by The Pabrai Investment Fund II, LP, et al, which reported that as of December 31, 2005, it was deemed by virtue of Rule 13d-3 of the Securities Exchange Act of 1934 to have shared power to vote or direct the vote of and shared power to dispose or direct the disposition of 1,360,500 shares. Beneficial ownership is disclaimed.

In addition, Northwest owns the one share of Series A Preferred Stock.

Beneficial Ownership of Common Stock by Directors and Executive Officers

The following table shows, as of March 23, 2006, the number of shares of Common Stock beneficially owned by each of the Company’s current directors and nominees, the Named Executive Officers, and all executive officers and directors as a group.

	Amount and Nature of
Name of Beneficial Holder	Beneficial Ownership	Percent of Class(1)

Named Executive Officers:
Philip H. Trenary(2)	328,913	1.5%
Douglas W. Shockey(3)	163,109	*
Peter D. Hunt	20,706	*
Edgar G. Fell(4)	41,622	*
Barry G. Baker(4)	46,700	*
Directors:
Donald J. Breeding(5)	23,705	*
Stephen E. Gorman(6)	25,605	*
Ian Massey	—	*
James E. McGehee, Jr.(7)	79,555	*
Thomas S. Schreier, Jr.(8)	33,105	*
R. Philip Shannon(9)	27,755	*
Nicholas R. Tomassetti(5)	23,705	*
All executive officers and directors as a group (16 persons)(10)	910,375	4.1%

*	Indicates ownership of less than one percent of the outstanding shares of Common Stock of the Company.

(1)	Based on 22,080,585 shares of Common Stock outstanding on March 23, 2006.

(2)	Includes 1,400 shares held in trust for Mr. Trenary’s wife and 262,700 shares issuable upon exercise of options.

(3)	Includes 131,350 shares issuable upon exercise of options.

(4)	Includes 36,500 shares issuable upon exercise of options.

(5)	Includes 18,200 shares issuable upon exercise of options.

(6)	Includes 21,100 shares issuable upon exercise of options.

(7)	Includes 3,600 shares issuable upon exercise of options.

(8)	Includes 4,500 shares held by Mr. Schreier’s children and 21,100 shares issuable upon exercise of options.

(9)	Includes 550 shares held by Mr. Shannon’s wife and 21,100 shares issuable upon exercise of options.

(10)	Includes 643,350 shares issuable upon exercise of options.

2007 Annual Meeting

Any stockholder who wants to present a proposal at the 2007 Annual Meeting of Stockholders and to have that proposal set forth in the Proxy Statement and form of proxy mailed in conjunction with that annual meeting must submit that proposal in writing to the Secretary of the Company, and it must be received by the Secretary of the Company at our principal executive offices by December 11, 2006 to be considered for inclusion. The Company’s bylaws require that for nominations of persons for election to the Board of Directors or the proposal of business not included in the Company’s notice of the meeting to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice thereof. To be timely for the 2007 Annual Meeting of Stockholders, that notice must be delivered to the Secretary of the Company at our principal executive offices not less than 45 days and not more than 75 days prior to May 10, 2007. However, if the 2007 Annual Meeting of Stockholders is advanced by more than 30 days, or delayed by more than 30 days, from May 10, 2007, then the notice must be delivered not later than the close of business on the later of (a) the ninetieth day prior to the 2007 annual meeting or (b) the tenth day following the day on which public announcement of the date of the 2007 annual meeting is first made. The stockholder’s notice must contain and be accompanied by certain information as specified in the bylaws. The Company recommends that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of the Company’s bylaws, which may be obtained without charge from the Secretary of the Company upon written request addressed to the Secretary at our principal executive offices.

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE FOLLOW THE ENCLOSED INSTRUCTIONS AND VOTE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2005, including exhibits, is available on the Company’s website at www.nwairlink.com. The Company will furnish a copy of the 10-K to interested security holders without charge, upon written request. The Company will also furnish any exhibit to the 10-K, if requested in writing and accompanied by payment of reasonable fees relating to our furnishing the exhibit. Requests for copies should be addressed to the Company’s Secretary at the Company’s headquarters at 1689 Nonconnah Blvd., Suite 111, Memphis, TN 38132.

Annual Meeting Proxy Card

A	Election of Directors
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 - Donald J. Breeding	☐	☐

02 - R. Philip Shannon	☐	☐

B	Issue
The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	Ratification of the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as principal independent auditors for 2006.	☐	☐	☐

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
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Proxy — Pinnacle Airlines Corp.

Meeting Details
1689 Nonconnah Blvd., Suite 111, Memphis, TN 38132
Proxy Solicited by Board of Directors for Annual Meeting - May 10, 2006
Ian Massey and Nicholas R. Tomassetti, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Pinnacle Airlines Corp. to be held on May 10, 2006 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the Director nominees named in proposal 1 and FOR proposal 2.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Continued and to be voted on reverse side.)